                                                                    EXHIBIT 23.2

                           INDEPENDENT AUDITORS' CONSENT

The Boards of Directors
Stanley Mining Services Limited and
Glindemann & Kitching Pty Ltd:


    We consent to the inclusion of our reports dated 17 June, 1997 with respect to the consolidated financial statements of Stanley Mining Services Limited and its controlled entities ("Stanley") as of June 30, 1996 and 1995 and for each of the years in the two-year period ended June 30, 1996 and with respect to the financial statements of Glindemann & Kitching Pty Ltd ("G&K") as of for the year ended June 30, 1996, which reports appear in the Form S-2 Registration Statement and Prospectus of Layne Christensen Company dated 11 July, 1997 and to the reference to our firm under the heading "Experts" in the prospectus.


    Our reports dated 17 June, 1997 contain explanatory paragraphs that state that accounting principles generally accepted in Australia vary in certain significant respects from accounting principles in the United States. The application of United States generally accepted accounting principles would have affected results of operations for the years ended June 30, 1996 and 1995 and shareholders' equity as of June 30, 1996 and 1995, to the extent summarized in
Note 33 to the consolidated financial statements of Stanley and the results of operations for the years ended June 30, 1996 and shareholders' equity as of June 30, 1996, to the extent summarized Note 19 to the financial statements of G&K.

KPMG
Perth, Western Australia


July 11, 1997